Exhibit 10.1

January 26, 2010

Ronald P. Vargo

10160 Gaywood Road

Dallas, Texas 75229

Dear Ron:

On behalf of ICF International Inc. (ICF), I am pleased to extend to you an offer of employment with ICF in our Fairfax, Virginia office as of March 1, 2010, reporting directly to Sudhakar Kesavan, Chief Executive Officer of ICF. In April, 2010 you will appointed by the Board of Directors, the Executive Vice President, Chief Financial Officer (EVP, CFO) of ICF. Sudhakar and the senior staff are eager to work with you. We believe this offer provides you and ICF with a unique opportunity to spur the growth of the company.

Your compensation will consist of an annual base salary, participation in ICF’s long term equity and annual cash incentive programs, and participation in various ICF welfare and pension benefit plans and programs. In addition, during your initial year of employment, you will receive certain “sign-on” equity and cash compensation. Such compensation components are described below.

Annual Base Salary: Your base salary will be paid at a bi-weekly rate of $16,346.16, which equates to an annual base salary of $425,000. You will be eligible to be considered for salary increases available to senior staff in March 2011.

Sign-On Equity Grant:

(a) Options. You will be granted nonqualified options with an aggregate fair market value of $260,000 on the grant date under the ICF International, Inc. 2006 Long-Term Equity Incentive Plan (the “2006 Plan”) on the 3rd business day following the public disclosure of ICF’s financial results for the fourth quarter of 2009; provided that such 3rd business day occurs on or after your employment commencement date (March 1, 2010) and provided further that if such 3rd business day does not so occur, such options will be granted to you on the 3rd Monday that is a business day and that follows the public disclosure of ICF’s financial results for the fourth quarter of 2009. You will be granted additional nonqualified options with an aggregate fair market value of $260,000 on the grant day under the 2006 Plan on the 3 rd business day following the public disclosure of ICF’s financial results for the first quarter of 2010.

These option grants of ICF stock are valued under the Black-Scholes method. Each option will vest over 3 years, with 33-1/3% vesting occurring each year on the anniversary of the applicable date of grant, and will be subject to the terms of a written agreement pursuant to the provisions of the 2006 Plan.

(b) Restricted Stock Units. You will be granted restricted stock units (“RSUs”) with a value of $280,000 under the 2006 Plan on the 3rd business day following the public disclosure of ICF’s financial results for the fourth quarter of 2009; provided that such 3rd business day occurs on or after your employment commencement date (March 1, 2010) and provided further that if such 3rd business day does not so occur, such RSUs will be granted to you on the 3rd Monday that is a business day and that follows the public disclosure of ICF’s financial results for the fourth quarter of 2009. An additional number of RSUs with a value of $280,000 will be granted to you under the 2006 Plan on the 3rd business day following the public disclosure of ICF’s financial results for the first quarter of 2010. These RSUs will vest over 4 years from the applicable grant dates, with 25% vesting occurring each year on the anniversary date of the applicable date of grant.

Sign-On Cash: You will receive $50,000 of a $100,000 sign-on bonus in your first ICF paycheck and $50,000 in the first June 2010 paycheck.

Annual Cash Bonus Opportunity: You are eligible for an individual non-plan bonus in 2010 (distribution in 2011). Such bonus for your first year of employment is guaranteed to be a minimum of $297,500 but may be increased if ICF and you meet certain prescribed goals. Shortly after your employment commencement date, the Compensation Committee of the Board of Directors (Compensation Committee) will provide you with your targeted performance goals for 2010. Notwithstanding achievement of such goals, you must be performing at an acceptable level and be employed in a benefits-eligible position at the time the bonus is distributed in March (no later than March 15) in order to receive such bonus.

2010 Targeted Annual Equity Opportunity: You will be eligible to participate in ICF’s Long-Term Incentive Plan (LTIP) in 2010; provided your employment commencement date is on or before March 1, 2010. In 2010 you will be eligible to receive 90% of your base salary in an equity grant. Each year in March/April, the Compensation Committee determines awards for LTIP participants. For the past several years, grants under the 2006 Plan have been composed of a combination of options and RSUs. The vesting period for each type of award is also determined by the Compensation Committee and typically is a 3 to 5 year progressive vesting schedule. For 2010, awards are expected to be composed of 50% options and 50% RSUs. The options are expected to have a 3-year vesting schedule (33-1/3% each year) and the RSUs are expected to have a 4-year vesting schedule (25% each year).

Benefits: You will be eligible to participate in the standard executive pension and welfare benefit plans sponsored by ICF, including health insurance, dental insurance, disability insurance, life insurance, sick leave, a non-qualified deferred compensation plan and a tax-qualified retirement plan with a 401(k) feature.

Relocation: The offer also includes financial assistance for your relocation. You are eligible for a maximum of $80,000 based on actual incurred expenses supported by receipts. To initiate the relocation, you must sign the enclosed Relocation Repayment Agreement. Your signed relocation document must be returned to me at ICF before the relocation process can begin.

ICF would use Primacy Relocation Service for the relocation activity. If you accept our offer, a Relocation Coordinator at Primacy Relocation will contact you to discuss your relocation needs and the initiation process. Certain relocation expenses, such as relocation of household goods, are non-taxable to you. Other relocation costs that ICF reimburses are considered taxable income and thus are subject to tax withholding; therefore, ICF will deduct taxes in accordance with government requirements. ICF does not gross up reimbursement amounts to cover tax withholdings.

In compliance with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), notwithstanding any other provision of the Relocation Repayment Agreement or ICF’s temporary housing and travel expense reimbursement arrangements in effect from time to time:

i)	The amount of your expenses eligible for reimbursement and the provision of in-kind benefits to you during any calendar year shall not affect the amount of expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year;

ii)	The reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred;

iii)	Reimbursement or right to an in-kind benefit shall not be subject to liquidation or exchange for another benefit; and

iv)	Each reimbursement payment or provision of in-kind benefit shall be one of a series of separate payments (and each shall be construed as a separate identified payment) for purposes of Section 409A.

Temporary Housing and Travel Expenses: ICF will pay up to $42,000 for a furnished apartment near our corporate headquarters in Fairfax, Virginia, during the first 12 months of your employment. Additionally, ICF will pay up to $6,000 to cover roundtrip airfare for you or your spouse from/to Washington, D.C./Northern Virginia to/from Dallas, Texas, or St. John, Virgin Islands during the first 12 months of your employment.

Officers’ Leave: You will participate in the Officers’ Discretionary Leave Program. This program enables you to use your own discretion as to the amount of paid time off you take from work. You are eligible to take paid time off immediately upon hire. Use of discretionary leave is guided by client needs, project demands, and the overall effect of your absence on the business. Typically, officers take four weeks of leave during a calendar year.

Severance/Benefit Protection Provisions: Please see the attached agreement which contains the provisions for severance in case of involuntary termination prior to or during the 12-month period following a change of control, and which is hereby incorporated into and made a part of the terms of this letter agreement.

Retirement: Notwithstanding the provisions set forth above relating to the provisions of the 2006 Plan or subsequent plans (future plans) and the LTIP, in the event that you voluntarily separate from service (as defined for purposes of Section 409A) for retirement reasons on or after March 1, 2013, any equity awards made to you under the 2006 Plan or future plans and the LTIP which are unvested on such separation from service date shall continue to vest according to the provisions of each applicable award agreement; provided, however, that, unless the Board of Directors otherwise agrees in advance, in the event you thereafter become employed, directly or indirectly, in a senior executive position involving a substantial time commitment [and total compensation with a value in excess of $175,000] by another employer that is not more than 50% beneficially owned by you and members of your immediate family during any period in which any of such equity awards are unvested, such vesting shall cease and any remaining unvested awards shall be forfeited.

Contingencies: Our offer is contingent upon review of any non-compete, non-solicitation, confidentiality or similar agreements under which you are obligated and your submission of the ICF application for employment. Your employment is also contingent upon the favorable outcome of a pre-employment check of your references and a background check, based upon ICF’s established standards, and your return of the attached documents: (1) Treatment of Documents from Prior Employment, (2) Code of Ethics Acknowledgement Form, and (3) Confidentiality, Intellectual Property, Non-Solicitation and Arbitration Agreement. The background check will be conducted on our behalf by Verified Credentials, an independent background screening company. To initiate the process, please complete the online application at www.myvci.com/icfinternational within 48 hours of accepting this offer. Results are generally delivered within 3-4 business days, and you will be informed of your employment status at that time.

In accordance with the Immigration Reform and Control Act of 1986, you must submit proof of your identity and eligibility to work in the United States and complete the Employment Eligibility Verification (I-9) Form. Please refer to the memorandum that will be e-mailed to you for acceptable forms of documentation.

On your first day of employment, you will attend orientation at ICF’s headquarters at 9300 Lee Highway, Fairfax, Virginia 22031. Please arrive at the main lobby by 8:30 a.m. Included in orientation is the issuance of your ICF identification badge. If driving, please park in the area designated for visitors.

Please return the documents, along with your signed acceptance of this offer, to me via fax at (703) 934-3120 or via email at cmendenhall@icfi.com. Please note that we will also need the original signed documents; however, you may bring them with you on your first day of employment. We must receive your written acceptance and the signed agreements by January 28, 2010 or the offer will no longer be valid.

We are enthusiastic about the prospect of having you join the ICF team and believe ICF will offer you challenges that will be professionally rewarding.

Sincerely,

Candice D. Mendenhall

Senior Vice President, Human Resources

Attachments

Please note that this letter supersedes all prior written or oral offers, agreements, and understandings between you and ICF. Your employment with ICF will be at-will, meaning, either you or ICF may terminate the employment relationship at any time for any reason. Salary and benefits are subject to change and do not continue after termination of employment, except as provided specifically (i) in this Agreement or the attached Severance Benefit/Protection Agreement, or (ii) in certain benefit plans at your expense.

Accepted:	/s/ Ronald P. Vargo	Date:	January 28, 2010
Ronald P. Vargo